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                                                                Exhibit 10.7


                         EXECUTIVE EMPLOYMENT AGREEMENT

         AGREEMENT, dated as of the 28th day of December, 2000 by and between THE LANGER BIOMECHANICS GROUP, INC., a New York corporation with offices at 450 Commack Road, Deer Park, NY 11729 ("Langer"), and STEVEN GOLDSTEIN, residing at 14 Vanad Drive, East Hills, New York 11576 (the "Executive").

         WHEREAS Langer shares of common stock are currently the subject of a tender offer for up to 75% of Langer's common stock (the "Tender Offer"), which Tender Offer is supported by Langer's management and Board Of Directors

         WHEREAS, Langer is desirous of employing the Executive as a Vice President of Langer, and the Executive is desirous of serving Langer in such capacities, all upon the terms and subject to the conditions hereinafter provided;

         WHEREAS in order to assist Langer in its management transition the Executive is willing to commence his employment as of the date hereof pursuant to the terms of this Agreement, provided that if, for any reason, the Tender offer is not consummated prior to February 28, 2001 (the date the Tender Offer is consummated being hereafter referred to as the "TENDER OFFER CONSUMMATION DATE"), the Company shall have the right to terminate this Agreement and without payment of any kind to Executive;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

         1.       EMPLOYMENT.

         Langer agrees to employ the Executive, and the Executive agrees to be employed by Langer, upon the terms and subject to the conditions of this Agreement.

         2.       TERM.

         The term of the Executive's employment under this Agreement shall commence on the date hereof and shall continue through December 31, 2003
(the "INITIAL TERM"), unless earlier terminated as hereinafter provided. The Executive's employment shall continue after the Initial Term on a year-to-year basis (each, an "Additional Term" and, together with the Initial Term, the "Term") unless either the Executive or Langer gives written notice to the other not later than ninety (90) days prior to the expiration of the Initial Term or any such Additional Term, as the case may be, of the decision not to extend the Executive's employment.

         3.       DUTIES; EFFORTS.

                  (a) Effective on the date hereof, the Employee shall serve as an unpaid employee of the Company performing such duties as may be presented by the officers of Langer. Effective upon the Tender Offer Consummation date, the Executive shall serve as Vice President

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of Langer. After the Tender Offer Consummation Date, the Executive shall have such duties as are customarily performed by the most senior Vice President and also have such other powers and duties as may be, from time to time, prescribed by the President and Chief Executive Officer of Langer, provided that the nature of the Executive's powers and duties so prescribed shall not be inconsistent with the Executive's position and duties hereunder. The Executive shall report directly to the President and Chief Executive
Officer.

                  (b) The Executive shall devote all of his business time, attention and energies to the business and affairs of Langer and its affiliated corporations, shall use his best efforts to advance the best interests of Langer; provided, however, that, it shall not be a violation of this Agreement for the Executive to (i) subject to approval by Langer's Board of Directors (the "Board") serve on professional, industry, civic or charitable boards, committees or organizations, (ii) manage passive personal investments, and (iii) attend professional educational seminars referred to in Section 4(g) below, so long as any such activities do not interfere with the performance of the Executive's responsibilities as an employee of Langer in accordance with this Agreement.

                  (c) The Executive's principal office location will be at Langer's executive office at 450 Commack Road, Deer Park, NY.

         4.       COMPENSATION AND BENEFITS.

                  (a) BASE SALARY. Commencing on the Tender Offer Consummation Date, Langer shall pay to the Executive a base salary (the "BASE SALARY") of (i) $140,000 for the first year of the Initial Term, (ii) $155,000 for the second year of the Initial Term, and (iii) $165,000 for the third year of the Initial Term. Base salary shall be paid in accordance with Langer's payroll practices for its executive employees; provided, however, that if the Tender Offer Consummation Date does not occur on or before February 28, 2001, the Executive shall waive any payment of compensation under this Agreement unless the Board of Directors shall within five (5) business day thereafter reaffirm its obligations under this Agreement notwithstanding that such Tender Offer Consummation Date has not occurred.

                  (b)      BONUS PROGRAMS.

                           (i)      SIGNING BONUS. In consideration for the
Executive entering into this Agreement, Langer shall pay the Executive a cash signing bonus in the aggregate amount of $50,000, of which $30,000 shall be paid on the date immediately following the Tender Offer Consummation Date and $20,000 shall be paid on the first anniversary of the Tender Offer Consummation Date; PROVIDED that the Executive has not voluntarily terminated this Agreement without "Good Reason" or that Langer has not terminated the Agreement for Cause, in which event the second installment shall not be paid and the first installment shall be promptly refunded by the Executive to Langer. In the event the Executive voluntarily terminates his employment without Good Reason or if Langer terminates the Executive for Cause prior to the second anniversary date of this Agreement, Executive shall refund the first and second installments of the Signing Bonus in full.


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                           (ii)     ANNUAL BONUS. The Executive shall be
eligible to receive, with respect to each calendar year, a cash bonus (the "Bonus"), in addition to and separate from the Executive's Base Salary, pursuant to a bonus program to be developed for Langer's executive employees. The First such bonus shall be based on the calendar year commencing January 1, 2001. Notwithstanding the foregoing, and provided that the Tender Offer Consummation Date shall have occurred, the Executive shall be paid a minimum bonus for each of 2001, 2002 and 2003 in the amount of $10,000. In the event that the Executive dies, becomes disabled, is terminated by the Company without Cause or terminates his employment for Good Reason, a pro rata portion of such minimum bonus shall be paid within ten (10) days after the Executive's termination date.

                  (c) STOCK OPTIONS. In addition to the Executive's Base Salary and Bonus, upon approval by Langer's Board of Directors of this Agreement, Langer shall grant to the Executive, as of the date thereof, options to purchase 80,000 shares of its common stock under Langer's 1992 Stock Option Plan (the "OPTION PLAN"), at an exercise price of $1.525 per share. The Options shall be issued pursuant to a stock option agreement attached hereto as EXHIBIT A ("STOCK OPTION AGREEMENT"), and are intended to be incentive stock options under the Internal Revenue Code of 1986, as amended ("Code"). Of the foregoing, and subject to acceleration or termination under certain circumstances as further provided below, or in the Stock Option Agreement representing such Options, Options for 26,666 shares shall vest on each of the first and second anniversary dates of the Stock Option Agreement and Options for 26,667 shares shall vest on the third anniversary date of the Stock Option Agreement. Notwithstanding the foregoing, the Options shall terminate immediately, and no portion of the Options shall be deemed to have vested, if the Tender Offer Consummation Date does not occur on or before February 28, 2001 unless the Board of Directors shall within five (5) business day thereafter reaffirm its obligations under this Agreement notwithstanding that such Tender Offer Consummation Date has not occurred.

                  (d) OUT-OF-POCKET EXPENSES. Langer shall promptly pay to the Executive the reasonable expenses incurred by him in the performance of his duties hereunder, including, without limitation, those incurred in connection with business related travel or entertainment, or, if such expenses are paid directly by the Executive, shall promptly reimburse him for such payment, provided that the Executive properly accounts therefor and submits appropriate receipts therefor in accordance with Langer's expense policy.

                  (e) PARITICIPATION IN BENEFIT PLANS. The Executive, subject to the terms, conditions and eligibility requirements applied generally, shall be entitled to participate in or receive benefits under any pension plan, health and accident plan or any other employee benefit plan or arrangement made available now or in the future by Langer to its employees and senior executives including, without limitation, 401(k) plans, medical, dental, life and disability plans of Langer. Nothing herein shall be deemed to require the Company to establish or retain any such plans.

                  (f) VACATION. The Executive shall be entitled to four (4) weeks of paid vacation in each calendar year (pro rated for the number of days in any such year during which he is so employed) and to all paid holidays given by Langer to its employees. No more than two


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consecutive weeks of vacation shall be taken at any one time without the approval of the Compensation Committee, and the Executive shall schedule vacations in a manner consistent with Langer's seasonal or other significant business requirements.

         5.       TERMINATION AND TERMINATION PAYMENTS.

         The Executive's employment hereunder shall terminate upon the Executive's death or the Executive's voluntarily leaving the employ of Langer (other than for "Good Reason" (as defined in Section 5(c)), and may be terminated as follows:

                  (a) FOR CAUSE. Langer shall have the right to terminate the Executive's employment for "Cause," and, subject to Langer's obligations under Section 6(c), without Cause. A termination for "CAUSE" is a termination by the Chief Executive Officer or by the Board,

                  (i) in its sole and absolute discretion, and without fault on the part of the Executive, in the event that the Tender Offer Consummation Date does not occur on or before February 28, 2001, or

                  (ii) if the Chief Executive Officer or the Board makes a finding that the Executive has:

                           (A)      breached, failed or refused to comply
with any of the material terms of this Agreement (which shall include
Section 4(d)), for reasons other than Good Reason or Disability; or

                           (B)      refused, neglected or failed to perform
his material duties under this Agreement, for reasons other than Good Reason or Disability; or

                           (C)      willfully or intentionally failed to carry
out, in any material respect, instructions of the Chief Executive Officer or the Board which are not inconsistent with his position; or

                           (D)      been convicted of or admitted to (including
NOLO CONTENDERE) any act of fraud, larceny, misappropriation of funds or embezzlement or to or of a crime other than traffic offenses; or

                           (E)      has committed an act constituting sexual
harassment or employment discrimination, or

                           (F)      repeatedly engaged in substance abuse,
PROVIDED, however, that

                  (1) the case of clauses (A), (B) and (C) above, provided the Executive shall have received written notice at least 30 days prior to such termination specifying the actions constituting Cause, during which period he shall have the opportunity to cure such conduct; and


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                  (2) in the case of paragraphs (D), (E), and (F) above the
Chief Executive Officer or the Board may terminate the Executive immediately upon delivery of a notice of termination.

                  (b) UPON DEATH OR FOR DISABILITY. The Executive's employment with Langer shall immediately terminate upon his death without any further action. Langer shall have the right to terminate the Executive's employment immediately upon delivery of notice to the Executive as a result of the Executive's Disability. For purposes of this Agreement, a "DISABILITY" shall be deemed to have occurred

                           (i)      if (A) the Executive has been unable due
to any physical or mental illness or injury substantially to perform his duties hereunder for at least 60 consecutive days (exclusive of any vacation permitted under Section 4(f) hereof), (B) the Company delivers a written notice to the Executive ("DISABILITY NOTICE") following such period stating that the Board intends to terminate the Executive by reason of Disability but no earlier than the 90th day following the onset of such Disability, and
(C) the Executive in fact fails to resume his fulltime employment with Langer on or before the 90th day following the onset of such Disability; or

                           (ii)     if the Executive is unable, due to any
physical or mental illness or injury, substantially to perform his duties hereunder for more than 120 days in any 360 day period.

                  (c) BY THE EXECUTIVE FOR GOOD REASON. The Executive shall have the right to terminate his employment with Langer for "Good Reason." For purposes of this Agreement, "GOOD REASON" shall mean:

                           (i)      Removal from his position as Vice President
(other than for Cause or by reason of the Executive's death or Disability); or the failure of the Company to renew this Agreement at the end of the Term for at least one (1) year, (other than for Cause or by reason of the Executive's death or disability).

                           (ii)     Material diminution in the Executive's
title, position, duties or responsibilities, or the assignment to the Executive of duties that are inconsistent, in a material respect, with the scope of duties and responsibilities associated with the position specified in this Agreement, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith;

                           (iii)    Reduction in the Executive's Base Salary or
failure to implement or pay any compensation arrangements (including stock options) contemplated by this Agreement; or

                           (iv)     The breach, failure or refusal of Langer to
comply with any of its material obligations under this Agreement, in any case other than an isolated, insubstantial and inadvertent failure not cured by the Company within thirty (30) days after receiving written notice from the Executive setting forth the nature of such breach.


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         6.       PAYMENTS UPON TERMINATION.

                  (a) DEATH OR DISABILITY. In the event of the termination of the Executive's employment as a result of his death or Disability on or after the Tender Offer Consummation Date, Langer shall:

                           (i)      pay to the Executive or his estate, as
the case may be, the Base Salary through the date of his death or Disability (pro rated for any partial month);

                           (ii)     pay to the Executive or his estate, as
the case may be, any accrued and unpaid Bonus in accordance with Section 4(b) plus the pro rated portion of any guaranteed bonus for the year of termination;

                           (iii)    treat the Options as set forth in the
Stock Option Agreement;

                           (iv)     reimburse the Executive, or his estate,
as the case may be, for any expenses reimbursable pursuant to Section 4(d) (the amounts payable pursuant to the foregoing clauses (i), (ii) and this clause (iv) being hereafter referred to as the "ACCRUED OBLIGATIONS"); and

                           (v)      provide to the Executivc and/or his
family, as the case may be, (A) for the first year after the Executive's death or Disability, continued coverage under all welfare benefit plans including medical, accident, life or other disability plans and programs in which the Executive and his family participated immediately prior to his death or Disability to the extent such plans are maintained by the Company, and sharing in the cost of such benefit coverage in the same proportion as was in effect for the Executive immediately prior to his death or Disability and (B) after such one (1) year period, the Executive or his estate, as the case may be, shall be responsible for the full cost of the Executive's COBRA coverage.

                  (b) BY LANGER FOR CAUSE OR BY THE EXECUTIVE VOLUNTARILY (OTHER THAN FOR GOOD REASON). In the event that the Executive's employment is terminated by Langer for Cause or by the Executive voluntarily (other than for Good Reason), Langer shall (i) pay to the Executive the Accrued Obligations and (ii) treat the Options as set forth in the respective Stock Option Agreement, and the Executive shall have no further entitlement to any other compensation or benefits from Langer. Without limitation of the foregoing, all vested and unvested options held by the Executive shall be cancelled and of no effect. In addition, the Executive shall be deemed to have offered any shares of Common Stock purchased by him pursuant to the Stock Option Agreement to Langer at a price per share equal to the lower of the Exercise Price or the fair market value (as determined pursuant to Section 5 of the 1992 Stock Option Plan of Langer, as amended through November 30, 1999) of the Common Stock at the time of such termination. Langer shall have 30 days from the date of termination to deliver written notice to the Executive electing to purchase such shares.

                  (c) BY THE EXECUTIVE FOR GOOD REASON OR BY LANGER OTHER THAN FOR CAUSE OR THE EXECUTIVE'S DISABILITY. In the event that on or after the Tender Offer Consummation Date the Executive's employment is terminated by the Executive for Good Reason or by Langer other than for Cause or the Executive's Disability, then Langer shall:


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                           (i)      pay to the Executive the Accrued
Obligations, within fifteen (15) days of termination of his employment;

                           (ii)     treat the Options as set forth in the Stock
Option Agreement;

                           (iii)    continue to pay Executive for a period of
twelve (12) months his Base Salary in effect on the date of termination;

                           (iv)     pay to the Executive a lump sum in an amount
equal to (A) any accrued and unpaid Bonus in accordance with Section 4(b) plus the pro rated portion of any guaranteed bonus for the year of termination; and

                           (v)      pay or reimburse the Executive for twelve
(12) months after the Executive's termination, for continued coverage under all welfare benefit including medical, accident, life or other disability plans and programs in which the Executive participated immediately prior to his termination, (provided that the Executive will share the cost of such benefit coverage in the same proportion as was in effect for the Executive immediately prior to his termination).

                  (d) The Executive acknowledges that upon the termination of his employment pursuant to Sections 6(a), 6(b) or 6(c), he shall not be entitled to any payments or benefits that are not explicitly provided herein.

         7.       COVENANT REGARDING INVENTIONS.

                  The Executive shall disclose promptly to Langer any and all inventions, discoveries, improvements and patentable or copyrightable works developed, initiated, conceived or made by him, either alone or in conjunction with others, during the Term hereof, all of which shall be considered "work for hire," and he assigns and shall assign, without additional consideration, all of his right, title and interest therein to Langer or its nominee. Whenever requested to do so by Langer, the Executive shall execute any and all applications, assignments or other instruments that Langer shall deem necessary to apply for and obtain letters patent, trademarks or copyrights of the United States or any foreign country, or otherwise protect Langer's interest therein. These obligations shall continue beyond the conclusion of the Term with respect to inventions, discoveries, improvements or copyrightable works made by the Executive during the Term and shall be binding upon the Executive's assigns, executors, administrators and other legal representatives.

         8.       PROTECTION OF CONFIDENTIAL INFORMATION.

                  As an inducement to Langer to enter into and perform its obligations under this Agreement, the Executive acknowledges that he has been and will be provided with information about, and his employment by Langer will, throughout the Term, bring him into close contact with, many confidential affairs of Langer, including proprietary information about the Business including, without limitation, costs, profits, finances, internal financial statements, projections,


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markets, sales, customers, advertisers, vendors, products, key personnel, pricing policies, operational methods, technical processes and methods, plans for future developments, software, data bases, computer programs, specifications, documentation, designs, trade secrets, technology, know-how, research and development, inventions, patents and copyrights (and any renewals, reissues, extensions, divisions, continuations and continuations in part thereof and registrations, applications, patents of addition and inventors certificates) and other information not available to the public (collectively "Confidential Information"), all of which are highly confidential and proprietary and all of which were developed by Langer at great effort and expense. The Executive further acknowledges that the services to be performed by him under this Agreement are of a special unique, unusual, extraordinary and intellectual character and that the nature of the relationship of the Executive with Langer is such that the Executive is capable of competing with Langer. In recognition of the foregoing, the Executive covenants and agrees during the Term and thereafter he will:

                  (a) keep secret all Confidential Information of Langer's Business and not disclose them to anyone outside of Langer, either during or after the Term, except with Langer's prior written consent;

                  (b) not make use of any of such confidential matters for his own purposes or the benefit of anyone other than Langer, provided that the confidential matters referred to in clauses (i) and (ii) of this
Section 8(a) shall not apply to information that (A) is required to be disclosed by law or by any government, regulatory or self-regulatory agency or body, except with respect to Confidential Information which the Executive is advised in writing by counsel to Langer is not required to be disclosed; or (B) is or becomes generally available to the public other than as a result of the Executive's breach of this Section 8(a); PROVIDED that Executive shall have given Langer prompt notice of any such order or subpoena so that Langer may contest any such production; and

                  (c) deliver promptly to Langer on termination of this Agreement, or at any time Langer may so request, all Confidential Information, including but not limited to memoranda, notes, records, computer software discs, reports and other confidential documents (and all copies thereof) relating to the Business, that he may then possess or have under his control, except that he may retain personal notes, notebooks, journals and diaries provided that such materials do not contain confidential information.

         9.       RESTRICTION OF COMPETITION; INTERFERENCE; NON-SOLICITATION.

                  (a) As an inducement to Langer to enter into and perform its obligations under this Agreement, the Executive covenants and agrees that, during the period of his employment and, provided that the Tender Offer Consummation Date shall have occurred, for a period of one (1) year after the termination of his employment for any reason, neither the Executive nor his affiliates will, directly or indirectly, for their account or on behalf of any other Person (as defined in Section 9(b) below) or as an employer, employee, consultant, manager, agent, broker, contractor, stockholder, director or officer of a corporation, investor, owner, lender, partner, joint venturer, licensor, licensee, sales representative, distributor, or otherwise:


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                  (i)      Solicit or engage in any business that engages in the
business of Langer (each, a "COMPETITIVE BUSINESS").

                  (ii) Directly or indirectly for his own account or the benefit of others solicit, hire or retain any employee of Langer or its affiliates or persuade or entice any employee of Langer or its affiliates to leave the employ of Langer or its affiliates.

                  (iii) Molest or interfere with the goodwill and relationship with any of the customers or suppliers of Langer or its affiliates.

                  (iv) Persuade, accept, induce or solicit any of the customers, subscribers or accounts of Langer or its affiliates, now existing or hereafter obtained, to engage anyone, other than Langer or its affiliates, to design, manufacture or market foot and gait-related biomechanical products for such customers, subscribers or accounts; or

                  (v) invest in, lend money or give financial support to any Competitive Business.

         (b) Nothing contained in this Section 9 shall be deemed to prohibit the Executive from directly acquiring or holding, solely for investment, securities of any entity some of the activities of which constitute a Competitive Business so long as such securities do not, in the aggregate, constitute more than five percent (5%) of any class or series of outstanding securities of such entity. For the purpose of this Agreement, "PERSON " shall mean any individual, entity or group within meaning of
Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT").

         (c) Notwithstanding the foregoing, if Langer shall fail to make any payment due to the Executive under Section 6(c) which failure shall continue for ten (10) days after delivery to Langer of written notice of non-payment, the restrictions set forth in subsection (a) above shall terminate.

         10.      SPECIFIC REMEDIES.

         It is understood by the Executive and Langer that the covenants contained in this Section 10 and Sections 7, 8 and 9 are essential elements of this Agreement and that, but for the agreement of the Executive to comply with such covenants, Langer would not have agreed to enter into this Agreement. If the Executive commits a material breach of any of the provisions of Sections 7, 8 or 9 hereof, which is not cured or rectified within the time periods set forth in Section 5(a) above, such breach shall be grounds for termination for Cause. In addition, the Executive acknowledges that Langer may have no adequate remedy at law if he violates any of the terms thereof. The Executive therefore understands and agrees that Langer shall have, without prejudice as to any other remedies, the right upon application to any court of proper jurisdiction and without posting of any bond or other security whatsoever, to a temporary restraining order, preliminary injunction, injunction, specific performance or other equitable relief, it being acknowledged and agreed that any such breach will cause irreparable injury to Langer and that money damages will not provide an adequate remedy to Langer.


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         11.      ACKNOWLEDGMENTS OF THE EXECUTIVE AND LANGER.

                  (a) The Executive represents that (i) he has the right to enter into this Agreement and this Agreement constitutes a valid and binding obligation enforceable in accordance with its terms (ii) his execution and delivery of this Agreement, and the performance of his obligations hereunder are not in violation of, and do not conflict with or constitute a default under any agreement by which he is bound or any order, decree or judgment to which he is subject; and (iii) the provisions of
Section 7, 8 and 9 will not impose a hardship, financial or otherwise, on the Executive nor prevent him from being gainfully employed.

                  (b) Langer represents that (i) it has all requisite corporate power and authority to enter into and perform its obligations under this Agreement, (ii the execution and delivery of this Agreement by Langer and the performance by Langer of the transactions contemplated herein have been duly and validly authorized by all necessary corporate actions, (iii) this Agreement is a legal, valid and binding obligation of Langer and (iv) the execution and delivery of this Agreement by Langer and the performance of its obligations hereunder are not in violation of, and do not conflict with or constitute a default under any agreement by which Langer is bound or any order, decree or judgment to which Langer is subject.

         12.      NOTICES.

         Any notice or other communications required or permitted hereunder shall be in writing and shall be deemed effective (a) upon personal delivery, if delivered by hand, (b) upon receipt of electronic confirmation, if sent by facsimile transmission, (c) three (3) days after the date of deposit in the mails, if mailed by certified or registered mail (return receipt requested), or (c) on the next business day, if mailed by an overnight mail service. to the parties,

   IF TO LANGER :                              IF TO THE EXECUTIVE:

     The Langer Biomechanics Group, Inc.         Mr. Steven Goldstein
     450 Commack Road                            14 Vanad Drive
     Deer Park, NY 11729                         East Hills, New York 11576
     Attn.: Mr. Andrew Meyers                    Facsimile: (516) 626-2834
     Facsimile: (631) 667-1203

Copies of all notices to Langer or the Executive under this Agreement shall be sent to:

                                Herrick, Feinstein LLP
                                2 Park Avenue
                                New York, NY 10016
                                Attn: Lawrence M. Levinson, Esq.
                                Facsimile: (212) 592-1500


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                                and:    Kane Kessler, P.C.
                                        1350 Avenue of the Americas
                                        New York, New York 10019-4896
                                        Attn: Robert L. Lawrence, Esq.
                                        Facsimile: (212) 245-3009

or at such other address or facsimile number as either party may from time to time specify to the other.

         13.      MISCELLANEOUS.

                  (a) SUCCESSORS; BINDING EFFECT; THIRD PARTY BENEFICIARIES. In the event of a future disposition by Langer (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets, Langer will require any successor, by agreement in form and substance reasonably satisfactory to the Executive or by operation of law, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Langer would be required to perform if no such disposition had taken place. As used in this Agreement, "Langer" shall mean Langer as herein before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

                  This Agreement is personal to the Executive and, without the prior written consent of Langer, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution with respect to the Executive's rights, if any, to be paid or receive benefits hereunder. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives. Except for the foregoing, this Agreement shall not create any rights in favor of any party other than the parties hereto or their respective successors and assigns.

                  (b) LAW GOVERNING; JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to the principles of conflicts of law). Langer and the Executive each agrees that the federal or state courts located in the State of New York shall have exclusive jurisdiction in connection with any dispute arising out of this Agreement. Any litigation proceeding under this Agreement shall be confidential in nature to the fullest extent permitted by applicable law.

                  (c) SEVERABILITY. If any provision of this Agreement, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenants or rights or remedies which shall be given full effect without regard to the invalid portions. If any of the covenants set forth herein is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form said provision shall then be enforceable.


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                  (d)      HEADINGS. The headings of this Agreement are for
convenience of reference only and shall not affect in any manner any of the terms and conditions hereof.

                  (e) ACTS AND DOCUMENTS. The parties agree to do, sign and execute all acts, deeds, documents and corporate proceedings necessary or desirable to give full force and effect to this Agreement.

                  (f) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

                  (g) MODIFICATIONS AND WAIVERS. No term, provision or condition of this Agreement may be modified or discharged unless such modification or discharge is authorized by the Board and is agreed to in writing and signed by the Executive. No waiver by either party hereto of any breach by the other party hereto of any term, provision or condition of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

                  (h) ENTIRE AGREEMENT. This Agreement, together with the other Executive Agreements, constitute the entire agreement between the parties with respect to the subject matter herein and supersedes all prior agreements, negotiations and discussions between the parties hereto, there being no extraneous agreements. This Agreement may be amended only in writing executed by the parties hereto affected by such amendment.


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


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first set forth above.


                                   EXECUTIVE


                                     /s/ Steven Goldstein
                                   -------------------------------------------
                                   Steven Goldstein

                                   THE LANGER BIOMECHANICS GROUP, INC.


                                   By:   /s/ Thomas G. Archbold
                                       ---------------------------------------
                                           Name:  Thomas G. Archbold
                                           Title:  VP - Finance





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